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                      April 21, 2022

       Yi Duan
       Chief Executive Officer
       Fangdd Network Group Ltd.
       18/F, Unit B2, Kexing Science Park
       15 Keyuan Road, Technology Park
       Nanshan District, Shenzhen, 518057
       People   s Republic of China

                                                        Re: Fangdd Network
Group Ltd.
                                                            Form 20-F for the
year ended December 31, 2020
                                                            Filed on March 31,
2021
                                                            File no. 001-39109

       Dear Mr. Duan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction